EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of BioScrip, Inc. for the registration of common stock, preferred stock, debt securities, warrants, units, and rights and to the incorporation by reference therein of our report dated March 3, 2014 (except Note 6, as to which the date is March 3, 2016), with respect to the consolidated financial statements and schedule of BioScrip, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

March 31, 2016